Exhibit 99.1
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Contact: Dan McCarthy, (610) 774-5758




                  PPL ISSUES LETTER ON WPD OFFER FOR HYDER PLC
                  --------------------------------------------

               John Biggar, PPL Corporation's senior vice president and chief financial officer, issued a letter to financial analysts Tuesday (8/1) clarifying the financial impact on PPL of the potential acquisition of Hyder plc.

               Here is the text of that letter:

               Western Power Distribution Limited (WPD) announced today that it has increased its bid for Hyder plc to 340 pence per share. WPD is jointly owned by subsidiaries of PPL Corporation and Southern Company.

               Based on preliminary results of operations for the twelve months ended March 31, 2000, which were released by Hyder in mid-July, we found the financial condition of Hyder to be slightly better than anticipated in WPD's initial bid. We expect the transaction would be immediately accretive to PPL's earnings, adding 8 cents to 10 cents per share beginning with the first full year of operation and increasing thereafter.

               The expected improvement in earnings resulting from the Hyder transaction would be in addition to the earnings forecast that PPL announced on July 26.

               On July 26, PPL increased its earnings forecast to $2.80 to $2.90 per share for 2000 and to $3.10 to $3.20 per share for 2001.

                                      * * *

               Based in Allentown, Pa., PPL Corp. is a FORTUNE 500(R) company that delivers electricity and natural gas to more than 1.3 million customers in Pennsylvania; markets wholesale or retail energy in 43 U.S. states and Canada;


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provides energy services for businesses in the Mid-Atlantic and Northeastern
U.S.; generates electricity at power plants in Pennsylvania, Maine and Montana; delivers electricity to 1.4 million customers in southwest Britain; and delivers electricity to nearly 1.8 million customers in Chile, Bolivia, El Salvador and Brazil.

Certain statements contained in this news release, including statements with respect to future earnings, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corp. believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corp. and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; performance of new ventures; political, regulatory or economic conditions in countries where PPL Corp. or its subsidiaries conduct business; any required governmental approvals or third-party consents; capital market conditions; share price performance; foreign exchange rates; and the commitments and liabilities of PPL Corp. and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corp.'s Form 10-K and other reports on file with the Securities and Exchange Commission.

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